                                                                      EXHIBIT 13


                                 INVESTMENT LETTER



June          , 1981
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Lincoln National Growth Fund, Inc.

1300 South Clinton Street

Fort Wayne, Indiana 46801


Gentlemen:


This will advise you that in consideration of your issuance to the undersigned of 10,000 shares of Common Stock (the "Stock") $.01 par value of Lincoln National Growth Fund, Inc. (the "Fund") for an aggregate purchase price of $100,000, the undersigned hereby represents and warrants that the Stock will be held by the undersigned for its own account, for investment and not with a view to distribution.


The undersigned understands that the Stock being issued to it has not been registered under the Securities Act of 1933, as amended (the "Act"), and agrees that the Stock may not be sold or transferred except pursuant to an effective Registration Statement under the Act or unless exemption from such registration is available under the Act with respect to such proposed sale or transfer.


In order to insure compliance with the Act, the undersigned understands and agrees that the Fund may, if it desires, refuse to transfer the Stock unless:
(i) a Registration Statement under the Act is then in effect with respect to such Stock; or (ii) an opinion has been obtained from counsel for the Fund to the effect that an exemption from registration under the Act is available with respect to the proposed transfer and that no such registration is required; or (iii) a no-action letter has been obtained with respect to such transfer from the staff of the Securities and Exchange Commission.


The undersigned further agrees that a legend briefly describing the restrictions set forth herein may be placed upon the stock certificate, if any, delivered to the undersigned.


Very truly yours,


LINCOLN NATIONAL PENSION INSURANCE COMPANY


By
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